As filed with the Securities and Exchange Commission on December 7, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
LIVE NATION, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-3247759 (I.R.S Employer Identification No.)

9348 Civic Center Drive Beverly Hills, CA (Address of Principal Executive Offices)	90210 (Zip Code)
Live Nation, Inc. Nonqualified Deferred Compensation Plan
(Full title of the plan)
Michael Rapino
President and Chief Executive Officer
Live Nation, Inc.
9348 Civic Center Drive
Beverly Hills, CA 90210
(310) 867-7000
Copies to:
Michael G. Rowles
Executive Vice President and General Counsel
Live Nation, Inc.
9348 Civic Center Drive
Beverly Hills, CA 90210
(310) 867-7000
(Name, address, and telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed maximum
Title of securities to be	Amount to be	offering price	Proposed maximum	Amount of
registered	registered	per share	aggregate offering price (2)	registration fee (2)
Deferred Compensation Obligations (1)	$8,000,000	100%	$8,000,000	$856

(1) The Deferred Compensation Obligations are unsecured obligations of Live Nation, Inc. to pay deferred compensation in the future in accordance with the terms of the Live Nation, Inc. Nonqualified Deferred Compensation Plan (the “Plan”). Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of participants’ interests in the Plan.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h).

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     The documents containing the information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 (this “Registration Statement”) are omitted from this filing in accordance with the provisions of Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. Incorporation of Documents by Reference.
     The following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”):
(i)	The Registrant’s annual report on Form 10-K for the year ended December 31, 2005, filed on March 21, 2006;

(ii)	The Registrant’s quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2006, June 30, 2006, and September 30, 2006, filed on May 10, 2006, August 11, 2006, and November 14, 2006, respectively;

(iii)	The Registrant’s current reports on Form 8-K filed on January 9, 2006, January 27, 2006, February 1, 2006, February 21, 2006, March 17, 2006, May 5, 2006, June 2, 2006, July 7, 2006, July 14, 2006 (as amended by a Form 8-K/A filed on December 4, 2006), August 4, 2006, September 26, 2006, November 7, 2006 (as amended by a Form 8-K/A filed on November 8, 2006), and November 9, 2006.
     In addition to the foregoing, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which (i) indicates that all securities offered under this Registration Statement have been sold or (ii) which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement (other than the portions of such documents, which by statute, by designation in such document or otherwise, are not deemed to be filed with the SEC or are not regarded to be incorporated herein by reference) and to be a part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4. Description of Securities.
     The securities being registered pursuant to the Live Nation, Inc. Nonqualified Deferred Compensation Plan (the “Plan”) represent obligations (the “Obligations”) of the Registrant to pay deferred compensation in the future according to the terms of the Plan.
     The Obligations are general unsecured obligations of the Registrant that are subject to the claims of its general creditors and rank equally with other unsecured and unsubordinated indebtedness of the Registrant outstanding from time to time. With respect to their recordkeeping account balances under the Plan, participants and their beneficiaries will be unsecured general creditors of the Registrant. The Plan is considered entirely unfunded for tax purposes.
     The Registrant may establish a “rabbi trust” to serve as a source of funds from which it can satisfy the Obligations. Assets of any rabbi trust will at all times be subject to the claims of the Registrant’s general creditors. Participants in the Plan will have no rights to any assets held by a rabbi trust, except as general creditors of the Registrant.

     The amount to be deferred by each participant in the Plan will be determined in accordance with the Plan based on the participant’s elections. Matching contributions by the Registrant to a participant’s recordkeeping account may also be made at the sole discretion of the Registrant. Amounts credited to a participant’s recordkeeping account will be credited with such notional earnings, gains, and losses as would have accrued to the participant’s recordkeeping account had such funds actually been invested in one or more of the hypothetical investment benchmarks designated by the Registrant from time to time. One of the hypothetical investment benchmarks historically offered under the Plan provides a return primarily based on the performance of the Registrant’s common stock. Any dividends that would have been received had such amounts actually been invested in shares of common stock will also be credited to the participant’s recordkeeping account. Currently, participants may not direct that new deferrals receive a return based on the performance of the Registrants’ common stock, but transferred amounts may receive a return based on the performance of the Registrant’s common stock. The Obligations are not convertible into any other security of the Registrant and there is no trading market for the Obligations.
     The Obligations are payable upon a participant’s termination of employment, death or on the date(s) selected by a participant in accordance with the terms of the Plan, and are denominated and payable in cash. The Registrant may also make a distribution upon an unforeseeable emergency with respect to a participant.
     Except as set forth in the Plan with respect to the designation of beneficiaries, neither a participant nor any other person will have the right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey rights or benefits under the Plan.
     The Registrant reserves the right to amend or terminate the Plan at any time for any reason, except that no such amendment or termination shall adversely affect the right of a participant to the balance of his or her deferred recordkeeping account as of the date of such amendment or termination. The Plan will remain in effect until it is terminated.
ITEM 5. Interest of Named Experts and Counsel.
     The opinion of counsel regarding the validity of the deferred compensation obligations that may be issued under the Plan is provided by Eric Lassen, Deputy General Counsel of the Registrant.
ITEM 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee of or agent to the corporation (other than an action by or in the right of the corporation—a “derivative action’’), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

     The Registrant’s amended and restated certificate of incorporation provides that no director shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except as required by law, as in effect from time to time. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:
•	any breach of the director’s duty of loyalty to the registrant or its stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.
     The Registrant’s amended and restated bylaws and amended and restated certificate of incorporation provide that, to the fullest extent permitted by the DGCL, as now in effect or as amended, the Registrant will indemnify and hold harmless any person made or threatened to be made a party to any action by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Registrant, or while a director or officer is or was serving, at the Registrant’s request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Registrant, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director or officer, employee or agent. The Registrant will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when the Registrant receives an undertaking by or on behalf of such person to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by the Registrant. Any amendment of this provision will not reduce the Registrant’s indemnification obligations relating to actions taken before an amendment.
     The Registrant maintains policies insuring its directors and officers and those of its subsidiaries against certain liabilities they may incur in their capacity as directors and officers.
ITEM 7. Exemption from Registration Claimed.
     Not applicable.
ITEM 8. Exhibits.

Exhibit
No.	Description
4.1	Live Nation, Inc. Nonqualified Deferred Compensation Plan (incorporated by reference to Exhibit 10.5 of the Registrant’s Current Report on Form 8-K filed December 23, 2005)

4.2*	Amendment No. 1 to the Live Nation, Inc. Nonqualified Deferred Compensation Plan, effective August 4, 2006

Exhibit
No.	Description
4.3	Amended and Restated Certificate of Incorporation of Live Nation, Inc. (incorporated by reference to the exhibits of the Company’s Current Report on Form 8-K filed December 16, 2005)

4.4	Amended and Restated Bylaws of Live Nation, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed December 23, 2005)

4.5	Rights Agreement between Live Nation, Inc. and The Bank of New York, as rights agent, dated December 21, 2005 (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed December 23, 2005)

4.6	Form of Certificate of Designations of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K filed December 23, 2005)

4.7	Form of Right Certificate (incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K filed December 23, 2005)

4.8	Lockup and Registration Rights Agreement, dated May 26, 2006, by and among Live Nation, Inc., SAMCO Investments Ltd., Concert Productions International Inc., CPI Entertainment Rights, Inc., and the other parties set forth therein (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed June 2, 2006)

5.1*	Opinion of Eric Lassen, Deputy General Counsel of Live Nation, Inc.

23.1*	Consent of Eric Lassen, Deputy General Counsel of Live Nation, Inc. (contained in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

24.1*	Power of Attorney (included on signature page)

*	Filed herewith.
ITEM 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
                (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
                (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
                provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Securities Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California on December 7, 2006.

Live Nation, Inc.

By:	/s/ Alan Ridgeway Alan Ridgeway
Chief Financial Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan Ridgeway and Kathy Willard, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended), with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Michael Rapino	President and Chief Executive Officer and Director
Michael Rapino	(principal executive officer)	December 7, 2006

/s/ Alan Ridgeway	Chief Financial Officer
Alan Ridgeway	(principal financial officer)	December 7, 2006

/s/ Kathy Willard	Chief Accounting Officer
Kathy Willard	(principal accounting officer)	December 7, 2006

/s/ Randall T. Mays	Chairman of the Board of Directors	December 7, 2006
Randall T. Mays

/s/ Mark P. Mays	Vice Chairman of the Board of Directors	December 7, 2006
Mark P. Mays

/s/ L. Lowry Mays	Director	December 7, 2006
L. Lowry Mays

/s/ Henry G. Cisneros	Director	December 7, 2006
Henry G. Cisneros

/s/ Jeffrey T. Hinson	Director	December 7, 2006
Jeffrey T. Hinson

/s/ Connie McCombs McNab	Director	December 7, 2006
Connie McCombs McNab

/s/ John N. Simons, Jr.	Director	December 7, 2006
John N. Simons, Jr.

/s/ Timothy P. Sullivan	Director	December 7, 2006
Timothy P. Sullivan

/s/ Michael Cohl	Director	December 7, 2006
Michael Cohl

     Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly executed the Registration Statement on Form S-8 in the city of Beverly Hills in the state of California on December 6, 2006.

Live Nation, Inc. Nonqualified Deferred Compensation Plan

By:	/s/ Eric Lassen
Name: Eric Lassen
Title: On behalf of the Live Nation, Inc. Benefits Committee

     EXHIBIT INDEX

Exhibit
No.	Description
4.1	Live Nation, Inc. Nonqualified Deferred Compensation Plan (incorporated by reference to Exhibit 10.5 of the Registrant’s Current Report on Form 8-K filed December 23, 2005)

4.2*	Amendment No. 1 to the Live Nation, Inc. Nonqualified Deferred Compensation Plan, effective August 4, 2006

4.3	Amended and Restated Certificate of Incorporation of Live Nation, Inc. (incorporated by reference to the exhibits of the Company’s Current Report on Form 8-K filed December 16, 2005)

4.4	Amended and Restated Bylaws of Live Nation, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed December 23, 2005)

4.5	Rights Agreement between Live Nation, Inc. and The Bank of New York, as rights agent, dated December 21, 2005 (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed December 23, 2005)

4.6	Form of Certificate of Designations of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K filed December 23, 2005)

4.7	Form of Right Certificate (incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K filed December 23, 2005)

4.8	Lockup and Registration Rights Agreement, dated May 26, 2006, by and among Live Nation, Inc., SAMCO Investments Ltd., Concert Productions International Inc., CPI Entertainment Rights, Inc., and the other parties set forth therein (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed June 2, 2006)

5.1*	Opinion of Eric Lassen, Deputy General Counsel of Live Nation, Inc.

23.1*	Consent of Eric Lassen, Deputy General Counsel of Live Nation, Inc. (contained in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

24.1*	Power of Attorney (included on signature page)

*	Filed herewith.